Exhibit 99.1

Synacor Reports First Quarter 2014 Results

BUFFALO, N.Y., May 13, 2014 (GLOBE NEWSWIRE) – Synacor Inc. (NASDAQ: SYNC), the leading provider of next-gen start experiences, award-winning TV Everywhere solutions and cloud-based Identity Management (IDM) services, across multiple devices for cable, satellite, telecom and consumer electronics companies in the U.S. and abroad, today announced its financial results for the first quarter of 2014.

“The beginning of 2014 is notable for the initial releases of our next generation products. We have new customers in all categories and the early release data is excellent,” said Synacor President and CEO Ron Frankel. “Suddenlink began marketing the Suddenlink2GO iOS tablet app earlier this month. It has received thousands of downloads and the usage trends are very positive. In the mobile arena, we expect to launch several customers on our mobile startpages, Android™ homescreens, and our new multiscreen TV Everywhere experiences over the remainder of the year. With these launches, and increasing usage of TV Everywhere and authentication, we expect growth in our subscriber based revenue. I am very excited about our new products and their impact on Synacor and the industry we serve.”

Q1 2014 Financial Results

Revenue: For the first quarter of 2014, total revenue was $25.2 million, compared to $29.1 million in the first quarter of 2013. Search and display advertising revenue was $19.9 million, compared to $24.1 million in the first quarter of 2013. Subscription-based revenue was $5.3 million, compared to $5.1 million in the first quarter of 2013.

Net Income: For the first quarter of 2014, net loss was $2.1 million, compared to net income of $0.0 million in the first quarter of 2013. Earnings per share, or EPS, was a loss of $0.07. Net income includes stock-based compensation expense of $0.7 million, or $0.02 per share, in the first quarter of 2014, as compared to $0.6 million, or $0.02 per share, in the first quarter of 2013. The EPS calculation for the first quarter of 2014 is based on 27.4 million weighted average common shares outstanding. The EPS calculation for the first quarter of 2013 was based on 28.2 million fully diluted weighted average common shares outstanding.

Adjusted EBITDA: For the first quarter of 2014, adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA), which excludes stock-based compensation expense, was ($0.7) million, compared to $1.8 million in the first quarter of 2013.

Key Business Metrics: For the first quarter of 2014, Synacor averaged 19.7 million unique visitors per month, compared to 20.3 million in the first quarter of 2013. Search queries were 154 million for the first quarter of 2014, compared to 212 million in the first quarter of 2013. Advertising impressions were 8.6 billion, compared to 11.5 billion in the first quarter of 2013.

Cash: For the first quarter of 2014, Synacor used $1.2 million in cash in operating activities, compared to using $0.7 million in the first quarter of 2013. The company ended the first quarter of 2014 with $33.0 million in cash and cash equivalents, compared to $40.2 million at the end of the first quarter of 2013.

“We remain confident about our product investments and rollout plans, especially in mobile, and I believe this is the right direction for Synacor, positioning us well for future growth opportunities,” said Synacor CFO Bill Stuart.

Business Outlook

Based on information available as of May 13, 2014, the company is providing financial guidance for the second quarter and fiscal 2014 as follows:

•	Q2 2014 Guidance: Revenue for the second quarter of 2014 is projected to be in the range of $23.5 million to $24.5 million. For the second quarter of 2014, the company expects to report adjusted EBITDA of ($1.5) million to ($1.0) million.

•	Fiscal 2014 Guidance: Revenue for the full year of 2014 is projected to be in the range of $100.0 million to $105.0 million. For the full year of 2014, the company expects to report adjusted EBITDA of $2.0 million to $5.0 million.

Conference Call Details

Synacor will host a conference call today at 5 p.m. ET to discuss the first quarter 2014 financial results with the investment community. The live webcast of Synacor’s earnings conference call can be accessed at http://investor.synacor.com/events.cfm.

To participate, please login approximately ten minutes prior to the webcast. For those without access to the Internet, the call may be accessed toll-free via phone at (877) 837-3911, with conference ID 27107457, or callers outside the U.S. may dial (253) 237-1167. Following completion of the call, a recorded webcast replay will be available on Synacor’s website through May 27, 2014. To listen to the telephone replay, call toll-free (855) 859-2056, or callers outside the U.S. may dial (404) 537-3406. The conference ID is 27107457.

About Synacor

Synacor’s white-label platform enables cable, satellite, telecom and consumer electronics companies to deliver TV Everywhere, digital entertainment, cloud-based services and apps to their end-consumers across multiple devices, strengthening those relationships while monetizing the engagement. In addition, Synacor offers digital ad inventory for brands wanting a customized, targeted, programmatic means of reaching their audiences. Synacor (NASDAQ:SYNC), is headquartered in Buffalo, NY, with tech hubs in Toronto, Ottawa and Boston, and ad sales offices in New York, Detroit and Los Angeles. For more information, visit synacor.com.

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP).

We report adjusted EBITDA because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors.

For a reconciliation of adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, please refer to the table “Reconciliation of GAAP to Non-GAAP Measures” in this press release.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements concerning Synacor’s expected financial performance (including, without limitation, statements and information in the Business Outlook section and the quotations from management), as well as Synacor’s strategic and operational plans. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements the company makes.

The risks and uncertainties referred to above include - but are not limited to - risks associated with: execution of our plans and strategies; the loss of a significant customer; our ability to obtain new customers; expectations regarding consumer taste and user adoption of applications and solutions; developments in Internet browser software and search advertising technologies; CEO succession planning; general economic conditions; expectations regarding the company’s ability to timely expand the breadth of services and products or introduction of new services and products; consolidation within the cable and telecommunications industries; changes in the competitive dynamics in the market for online search and display advertising; the risk that security measures could be breached and unauthorized access to subscriber data could be obtained; potential third party intellectual property infringement claims; and the price volatility of our common stock.

Further information on these and other factors that could affect the company’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the company’s most recent Form 10-K filed with the SEC on March 26, 2014 (as amended by the Form 10-K/A filed with the SEC on April 1, 2014). These documents are available on the SEC Filings section of the Investor Information section of the company’s website at http://investor.synacor.com/. All information provided in this release and in the attachments is available as of May 13, 2014, and Synacor undertakes no duty to update this information.

Contacts

Investor Contact:

Denise Garcia, MD

ICR

ir@synacor.com

716-362-3309

Press Contact:

Meredith Roth, VP, Corporate Communications

Synacor

mroth@synacor.com

646-380-5141

The Synacor logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11609

Synacor, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	As of	As of
	December 31,	March 31,
	2013	2014
Assets
Current assets:
Cash and cash equivalents	$36,397	$32,960
Accounts receivable, net	14,569	14,594
Deferred income taxes	314	1,022
Prepaid expenses and other current assets	1,691	2,268

Total current assets	52,971	50,844
Property and equipment, net	14,085	14,389
Deferred income taxes, non-current	4,455	4,455
Other long-term assets	348	247
Goodwill	1,565	1,565
Convertible promissory note	1,000	1,000
Investment in equity interest	365	364

Total Assets	$74,789	$72,864

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,573	$14,295
Accrued expenses and other current liabilities	5,177	4,193
Current portion of capital lease obligations	1,946	1,792

Total current liabilities	20,696	20,280
Long-term portion of capital lease obligation	885	966
Other long-term liabilities	977	779

Total Liabilities	22,558	22,025

Stockholders’ Equity:
Common stock	277	278
Treasury stock	(569)	(625)
Additional paid-in capital	102,226	102,932
Accumulated deficit	(49,705)	(51,761)
Accumulated other comprehensive income	2	15

Total stockholders’ equity	52,231	50,839

Total Liabilities and Stockholders’ Equity	$74,789	$72,864

Synacor, Inc.

Condensed Consolidated Statements of Operations

(In thousands except share and per share amounts)

(Unaudited)

	Three months ended
	March 31,
	2013	2014
Revenue	$29,143	$25,248
Costs and operating expenses:
Cost of revenue (1)	15,764	13,876
Research and development (1)(2)	6,865	7,492
Sales and marketing (2)	2,130	2,137
General and administrative (1)(2)	3,144	3,099
Depreciation	1,130	1,058

Total costs and operating expenses	29,033	27,662

Income (loss) from operations	110	(2,414)

Other (expense) income	(7)	8
Interest expense	(58)	(88)
Loss on equity interest	—	(246)

Income (loss) before income taxes	45	(2,740)
Provision (benefit) for income taxes	18	(684)

Net income (loss)	$27	$(2,056)

Net income (loss) per share:
Basic	$0.00	$(0.07)

Diluted	$0.00	$(0.07)

Weighted average shares used to compute net income (loss) per share:
Basic	27,236,186	27,434,374

Diluted	28,233,297	27,434,374

Notes: (1) Exclusive of depreciation shown separately. (2) Includes stock-based compensation as follows:
	2013	2014
Research and development	$261	$326
Sales and marketing	76	108
General and administrative	225	247

	$562	$681

Synacor, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended
	March 31,
	2013	2014
Cash Flows from Operating Activities:
Net income (loss)	$27	$(2,056)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	1,130	1,058
Stock-based compensation expense	562	681
Provision for deferred income taxes	12	(709)
Loss in equity investment	—	246
Change in assets and liabilities net of effect of acquisition:
Accounts receivable, net	1,076	(25)
Prepaid expenses and other current assets	(309)	(577)
Other long-term assets	40	101
Accounts payable	(1,427)	1,292
Accrued expenses and other current liabilities	(1,873)	(979)
Other long-term liabilities	16	(198)

Net cash used in operating activities	(746)	(1,166)

Cash Flows from Investing Activities:
Purchases of property and equipment	(544)	(1,519)
Investment in equity interest	—	(245)

Net cash used in investing activities	(544)	(1,764)

Cash Flows from Financing Activities:
Repayments on capital lease obligations	(604)	(485)
Proceeds from exercise of common stock options	100	26
Purchase of treasury stock	—	(56)

Net cash used in financing activities	(504)	(515)

Effect of exchange rate changes on cash and cash equivalents	6	8
Net decrease in Cash and Cash Equivalents	(1,788)	(3,437)
Cash and Cash Equivalents at beginning of period	41,944	36,397

Cash and Cash Equivalents at end of period	$40,156	$32,960

Synacor, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(In thousands)

(Unaudited)

The following table presents a reconciliation of net income to adjusted EBITDA for each of the periods indicated:

	Three months ended
	March 31,
	2013	2014
Reconciliation of Adjusted EBITDA:
Net income (loss)	$27	$(2,056)
Provision for income taxes	18	(684)
Interest expense	58	88
Other expense	7	(8)
Depreciation	1,130	1,058
Stock-based compensation	562	681
Loss on equity interest	—	246

Adjusted EBITDA	$1,802	$(675)

Synacor, Inc.

Key Business Metrics

(Unaudited)

	Three months ended
	March 31,
	2013	2014
Key Business Metrics:
Unique Visitors (1)	20,260,966	19,688,198
Search Queries (2)	211,644,797	153,823,577
Advertising Impressions (3)	11,483,034,070	8,586,809,481

Notes:

(1)	Reflects the number of unique visitors to our customers’ websites computed on an average monthly basis during the applicable period, as measured by comScore.
(2)	Reflects the total number of search queries during the applicable period, as reported by Google.
(3)	Reflects the total number of advertising impressions during the applicable period, as reported by DoubleClick and other partners.